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                                   Exhibit 10.2                   EXECUTION COPY


                       HUNTSMAN INTERNATIONAL HOLDINGS LLC
                                500 HUNTSMAN WAY
                                 SALT LAKE CITY
                                   UTAH 84108
                                       USA



CSFB Global Opportunities Partners, L.P.
Eleven Madison Avenue, 16th Floor
New York, New York  10010

BNAC, Inc.
c/o CSFB Global Opportunities Partners, L.P.
Eleven Madison Avenue, 16th Floor
New York, New York  10010

                                                                   June 14, 2002


Ladies and Gentlemen:

Reference is made to: (a) the Registration Rights Agreement dated as of June 30, 1999, as amended by a letter agreement dated December 20, 2001 (the "Registration Rights Agreement"), between Huntsman International Holdings LLC, formerly known as Huntsman ICI Holdings LLC (the "Issuer") and ICI Finance PLC,
(b) the Amended and Restated Indenture dated as of December 20, 2001 (the "Indenture") between the Issuer and Wells Fargo Bank Minnesota, N.A., as successor trustee. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

The Company and the Issuer hereby acknowledge that upon the performance of the transactions contemplated in the Sale and Purchase Agreement dated as of the date hereof, among Imperial Chemical Industries PLC, ICI Americas Inc., ICI Alta Inc., ICI Finance PLC (collectively, the "ICI Parties"), BNAC, Inc. ("BNAC") and CSFB Global Opportunities Partners, L.P. ("GOF", and together with BNAC, the "GOF Parties"), the Issuer will receive certain direct and indirect benefits including, without limitation, assistance toward achieving key strategic initiatives.

In consideration of the mutual covenants and agreements set forth herein, the Issuer and the GOF Parties, hereto agree as follows:

1. Each Party represents and warrants, that: (A) it is a corporation (in the case of GOF, a limited partnership), duly incorporated (in the case of GOF, duly organized), validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be; (B) the execution, delivery and performance by such Party of this letter agreement is within its corporate powers and has been duly authorized

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     by all necessary corporate or partnership (as the case may be) action on the part of such Party; (D) this letter agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles; and (E) the execution, delivery and performance by such Party of this letter agreement and the consummation of the transactions and actions contemplated hereby: (i) do not and will not violate its constitutional or organizational documents; (ii) do not violate any applicable law, rule, regulation, judgment, injunction, order or decree, constitute a default under, or (iii) give rise to any right of termination, cancellation or acceleration of any right or obligation of such Party or to a loss of any benefit to which such Party is entitled under any provision of any agreement or other instrument binding upon such Party, in each case except:
     (x) as explicitly set forth herein, or (y) for any such matters which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition (including levels of working capital), results of operations, assets and liabilities of such Party.

2. The GOF Parties represent and warrant to the Issuer that BNAC is a wholly owned subsidiary of GOF.

3. At any time and from time to time after the date hereof until the GOF Parties and/or their affiliates have completed (x) the sale of all of their Registrable Notes or (y) the sale or other disposition of a majority of the voting or economic interest in any subsidiary or subsidiaries that, directly or indirectly, hold all of the Registrable Notes, the Issuer shall reasonably cooperate and assist the GOF Parties and/or their affiliates in any effort to pre-market the Registrable Notes, by making reasonably available the relevant senior management of the Issuer to participate in a reasonable number of due diligence conference calls with the GOF Parties and/or their affiliates and any prospective purchaser (subject to execution of a Confidentiality Agreement (as defined below)), and the provision of historical financial information to any prospective purchaser, PROVIDED that such activities shall be arranged so as to cause minimal disruption to such management personnel's work-related duties to the Issuer and its affiliates. Notwithstanding anything contained herein to the contrary, the execution, delivery and performance (including without limitation the application of Section 6 of the Pledge Agreement dated as of the date hereof (the "Pledge Agreement")), by BNAC of the Pledge Agreement by and among BNAC, ICI Americas Inc. and ICI Finance PLC shall not be deemed a "sale" of the Registrable Notes hereunder until such time, if any, that the Registrable Notes are sold pursuant to Section 9 of the Pledge Agreement.

4. At any time after the date hereof until the GOF Parties and/or their affiliates have completed (x) the sale of all of their Registrable Notes or
     (y) the sale or other disposition of a majority of the voting or economic interest in any subsidiary or subsidiaries that, directly or indirectly, hold all of the Registrable Notes, the GOF Parties and/or their affiliates shall be entitled to elect, by providing written notice of such election (a "Private Sale Notice") to the Issuer, to pursue a private sale of all or part of the Registrable Notes of the GOF Parties and/or their affiliates (a "Private Sale"), PROVIDED that the GOF Parties and/or their affiliates will not be deemed to have given (for the purposes of Section 4(b)

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     of the Registration Rights Agreement and for purposes of the following paragraph), a Private Sale Notice with respect to which the Holders have withdrawn or cancelled such Private Sale Notice (i) at any time prior to the completion or preparation of an Information Memorandum described in
     Section 4(d) below (for the avoidance of doubt, the test under this clause
     (i) is completion of the Information Memorandum, not delivery thereof to any prospective purchaser) or (ii) at any time following the failure of any condition to the obligations of any purchaser to effect such Private Sale (other than any such failure which is caused by any action or failure to act on the part of any or all of the Holders) which are set forth in any written purchase agreement entered into, inter alia, between GOF Parties and/or any of their affiliates, on the one hand, and such prospective purchaser, on the other hand (it being understood and agreed that the failure or inability of GOF Parties, any of their affiliates or any prospective purchaser to enter into a purchase agreement shall not constitute a failure of any condition for the purposes of this clause
     (ii)).

     The GOF Parties and/or their affiliates shall be entitled to give up to seven Private Sale Notices and the Issuer shall be obligated to participate in up to six Private Sale Roadshows (as defined below) in the aggregate pursuant to this letter agreement PROVIDED that:

               1. no more than three Private Sale Notices may be given within any two year period and no more than two Private Sale Notices may be given in any one year period,

               2. each Registration effected pursuant to the Registration Rights Agreement shall reduce by one the number of Private Sale Notices that GOF Parties and/or their affiliates can give hereunder, and

               3. each roadshow which occurs pursuant to the Registration Rights Agreement shall be counted as a Private Sale Roadshow hereunder.

               For the avoidance of doubt, the GOF Parties and/or their affiliates may:

               (x) subject to the limitations and conditions set forth herein, give two Private Sale Notices even if all six Registrations under the Registration Rights Agreement (either by giving a Demand Notice, Rule 144A Notice or Private Sale Notice) have been effected, and

               (y) subject to the limitations and conditions set forth herein, instruct the Issuer to participate in two Private Sale Roadshows even if all four roadshows under the Registration Rights Agreement have occurred.

         In connection with a Private Sale, the Issuer will comply with the provisions of Section 5 of the Registration Rights Agreement to the extent that such provisions would be customary for a private sale transaction (including, without limitation, the requirements of paragraphs (a)-(i) below), and will also reasonably cooperate with and assist the GOF Parties and/or their affiliates in any such Private Sale by using its reasonable best efforts, as expeditiously as practicable, to:

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          (a)  subject to the requisite consent, if any, of any Member (as defined in the Issuer's LLC Agreement) of the Issuer, enter into a purchase agreement relating to a purchase of the Registrable Notes, which agreement will contain terms and conditions customary in transactions of a similar kind, and in which the Issuer will give such representations, warranties and indemnities and obtain such opinions of the Issuer's counsel and accountants' comfort letters as are customary in private sale transactions;

          (b) in the event that the GOF Parties and/or their affiliates shall sell all of the Registrable Notes to one or more purchasers in a single transaction, the Issuer shall enter into a registration rights agreement with such purchasers relating to the Registrable Notes substantially in the form attached hereto as Exhibit A (the "Purchasers' Registration Rights Agreement") and upon execution and delivery of the Purchasers' Registration Rights Agreement, the Issuer's obligations under the Registration Rights Agreement and under this letter agreement shall automatically terminate and the Issuer shall have no further liability or obligation thereunder or hereunder;

          (c) prior to the first sale by the GOF Parties or any of their affiliates of any Registrable Notes, negotiate in good faith with regard to any reasonable changes proposed by the prospective purchasers to the Indenture and the Purchasers' Registration Rights Agreement, PROVIDED that the Issuer will not be obligated to agree to any such changes that (i) would be detrimental to the Issuer's or the GOF Parties and/or their affiliates' interest, respectively (except in any immaterial respect) and (ii) would constitute a "significant modification" as determined under U.S. Treasury Regulations SEC 1.1001-3), in each case, in the reasonable judgment of the Issuer;

          (d) prepare an information memorandum and any necessary or appropriate amendment or supplement thereto (the "Information Memorandum") regarding the business, operations and prospects of the Issuer, including a review of the Issuer's historical and projected financial information by business unit. The Information Memorandum will, once approved by the Issuer, be provided by the GOF Parties and/or their affiliates to prospective purchasers on a strictly confidential basis, PROVIDED that the Information Memorandum will not be provided to a Holder (whether or not a Member of the Issuer as defined in the Issuer's LLC Agreement), any prospective purchaser or any other person who has not entered into a written confidentiality agreement with respect thereto and to any other confidential information provided by the Issuer or its advisors, including any such information provided or obtained pursuant to this letter agreement, that is customary for a private sale transaction and reasonably satisfactory, in form and substance, to the Issuer (each, a "Confidentiality Agreement"). The Issuer will be responsible for the contents of the Information Memorandum, subject to normal exceptions, including any forward looking information contained therein, which will be prepared in good faith;

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          (e)  subject to execution of Confidentiality Agreements, provide for review any information provided to any of the Issuer's lenders, or to the lenders of any of the Issuer's principal operating subsidiaries, within the past 12 months;

          (f) subject to execution of Confidentiality Agreements, provide all information and documentation reasonably requested by a prospective purchaser and its counsel in connection with their investigation of the Issuer's business, financial performance and prospects, including, without limitation, everything to be provided to Inspectors pursuant to Section 5(p) of the Registration Rights Agreement;

          (g)  subject to execution of Confidentiality Agreements,

               (i) as reasonably determined by the Issuer, make the appropriate senior management of the Issuer (including, without limitation, the Issuer's CFO and Treasurer) and each of the Issuer's principal business units available to participate in conference calls, meetings at the offices of the Issuer (or such other places as agreed between the parties and such other marketing support activities for the Registrable Notes to be sold under this letter agreement, PROVIDED that in each case under this clause (i) such activities shall be arranged so as to cause minimal disruption to such management personnel's work-related duties to the Issuer and its affiliates, and PROVIDED FURTHER that upon receipt of a written notice from the Issuer that the activities proposed by the GOF Parties and/or their affiliates, any prospective purchaser or anyone acting on behalf of any of the foregoing would exceed the level of cooperation from the Issuer described in this clause (i) with respect to any member of the Issuer's senior management (other than the Issuer's CFO and Treasurer), the GOF Parties and/or their affiliates may
                    (1) instruct the Issuer to participate in a Private Sale Roadshow (as described in (ii) below) or (2) instruct the Issuer not to exceed the level of cooperation from the Issuer described under this clause (i), PROVIDED that in the circumstances referred to in this clause (2), the Issuer agrees that for a period of 15 business days following such instruction the Issuer will continue to cooperate to the extent such cooperation is required under this clause (i) in order to allow a prospective purchaser an opportunity to complete a Private Sale, or

               (ii) at the request of the GOF Parties and/or their affiliates,

                    (A) as reasonably determined by the Issuer, make reasonably available the appropriate senior management of the Issuer and each of the Issuer's principal business units for discussions concerning their respective businesses and prospects, with a view to providing all reasonable assistance to the due diligence efforts of a prospective purchaser and its advisors, and

                    (B) make reasonable arrangements for site visits to facilities operated by the Issuer and each of its principal business units for any

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                         prospective purchaser and its advisors (it being agreed
                         by the parties that the activities described in clause
                         (ii)(A) and (B) together constitute a "Private Sale Roadshow");

          (h) subject to execution of Confidentiality Agreements, provide the information and consultation rights necessary for a prospective purchaser to qualify as a venture capital operating company pursuant to the Employee Retirement Income Security Act guidelines; and

          (i) provide any further assistance reasonably requested by the GOF Parties and/or their affiliates or any prospective purchaser and customarily provided in private sale transactions of a similar kind.

          In addition, upon the request of the GOF Parties, the Issuer shall use its reasonable best efforts to obtain, as expeditiously as practicable, the requisite consent, if any, of any Member of the Issuer to permit it to fulfill its Private Sale obligations set forth in this Section 4 hereof.

5. In connection with any offering under the Registration Rights Agreement or a Private Sale under this letter agreement, the Issuer and the GOF Parties and/or their affiliates each agree to use their respective reasonable endeavors to coordinate their respective activities in the bond markets so as to facilitate an orderly market for any such offering or Private Sale and any other bond offerings or private sale transactions of debt securities, in which the Issuer is involved, including, in the case of a bond offering, piggy-back rights or other forms of joint offering.

6. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed entirely within the State of New York, without regard to principles of conflicts of law.

7. The benefits of this letter agreement may not be assigned except that: (i) the GOF Parties may assign their interests to any of their respective affiliates, provided that if the GOF Parties and/or their affiliates participate in any transaction or series of related transactions that would result in any such assignee no longer constituting an affiliate of the GOF Parties, then the assignment to such affiliate of the GOF Parties or the transaction or series of transactions that results in such affiliate no longer constituting an affiliate of the GOF Parties shall be deemed to be an assignment of this letter agreement to a non-affiliate third party for the purposes of this Section 7, (ii) the GOF Parties may assign this letter agreement to any one or more of the ICI Parties pursuant to the terms of the Pledge Agreement, (iii) the ICI Parties may assign this letter agreement to the GOF Parties pursuant to the terms of the Pledge Agreement and (iv) upon the assignment, if any, of this letter agreement by the GOF Parties to the ICI Parties pursuant to the exception set forth in subpart
     (ii) of this Section 7, the applicable ICI Parties may assign their respective interests to any of their respective affiliates, provided that if the ICI Parties and/or their affiliates participate in any transaction or series of related transactions that would result in any such assignee no longer constituting an affiliate of the ICI Parties, then the assignment to such affiliate of the ICI Parties or the transaction or series

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     of transactions that results in such affiliate no longer constituting an affiliate of the ICI Parties shall be deemed to be an assignment of this letter agreement to a non-affiliate third party for the purposes of this
     Section 7.

8. This letter agreement shall inure to the benefit of and be binding upon the successors and permissible assignees of the parties hereto.

9. No variation of this letter agreement (or any of the documents referred to in this letter agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

10. No delay or omission on the part of any party to this letter agreement in exercising any right, power or remedy provided under this letter agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided under this letter agreement or any document referred to in it shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11. This letter agreement, together with the Registration Rights Agreement and the Indenture, set out the entire agreement and understanding between the parties with respect to the subject matter hereof. Nothing in this letter agreement shall be deemed to affect the rights and obligations of the parties under the Registration Rights Agreement or the Indenture, except as otherwise expressly provided herein.

12. This letter agreement may be executed in several counterparts and by the different parties hereto on separate counterparts, and when executed, each such counterpart shall be deemed to be an original, said counterparts together to constitute one and the same instrument.

13. The GOF Parties hereby agree that for all purposes under the Registration Rights Agreement, the Issuer shall be entitled to treat this letter agreement as the "Private Sale Letter Agreement."

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         If you are in agreement with the foregoing, kindly acknowledge and return this letter to the attention of the undersigned.

                                   Sincerely,

                                   HUNTSMAN INTERNATIONAL
                                   HOLDINGS LLC

                                   By: /s/ Sam Scruggs
                                      ------------------------------------------
                                      Name:  Sam Scruggs
                                      Title: Vice President





Agreed and accepted as of the date first written above:

CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P.

By:    CSFB GLOBAL OPPORTUNITES ADVISERS, LLC,
       as its investment advisor


By: /s/ David J. Matlin
   -----------------------------
   Name:  David J. Matlin
   Title: Vice President



BNAC, INC.



By: /s/ David J. Matlin
   -----------------------------
   Name:  David J. Matlin
   Title: President

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